Exhibit 8.2
October 8, 2009

Voyager Learning Company
1800 Valley View Lane, Suite 400
Dallas, Texas 75234

Re:     Voyager Learning Company/Cambium Holdings, Inc.
Ladies and Gentlemen:
We have acted as special tax counsel to Voyager Learning Company, a Delaware corporation (“Voyager”), in connection with the Agreement and Plan of Mergers dated as of June 20, 2009 (the “Merger Agreement”), by and among Cambium Holdings Inc., a Delaware corporation (“Holdco”), Voyager, VSS-Cambium Holdings II Corp., a Delaware corporation (“Cambium”), Vowel Acquisition Corp., a Delaware corporation and a direct and wholly owned subsidiary of Holdco (“Vowel Merger Sub”), Consonant Acquisition Corp., a Delaware corporation and a direct and wholly owned subsidiary of Holdco (“Consonant Merger Sub”) and Vowel Representative, LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative, relating to the merger of Vowel Merger Sub with and into Voyager (the “Voyager Merger”) and the merger of Consonant Merger Sub with and into Cambium (the “Cambium Merger” and together with the Voyager Merger, the “Mergers”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
At your request, and in connection with the mailing of the Registration Statement (defined hereinafter) to U.S. Holders of Voyager common stock, we are rendering our opinion concerning the material United States federal income tax consequences of the Mergers. In formulating our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 relating to the Mergers (as amended or supplemented through the date hereof) filed with the Securities and Exchange Commission (the “Registration Statement”), the representation letter of Holdco and Cambium as to certain factual matters, dated the date hereof (the “Cambium Letter”), the representation letter of Voyager as to certain factual matters, dated the date hereof (the “Voyager Letter”) and such other documents pertaining to the Mergers as we have deemed necessary or appropriate for purposes of this opinion.
We have assumed with your consent that (i) the transactions described in the Merger Agreement will be consummated in accordance therewith and as described in the Registration Statement

Voyager Learning Company
November 10, 2009

(and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the transaction set forth in the Merger Agreement and in the Registration Statement are true, complete and correct; (iii) the factual statements and representations contained in the Cambium Letter and in the Voyager Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time; (iv) any factual statements and representations made in the Cambium Letter or the Voyager Letter “to the knowledge of” any person or similarly qualified are and will be at the Effective Time true, complete and correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Voyager Letter or Cambium Letter; (vi) each of Holdco, Cambium, Voyager, Consonant Merger Sub and Vowel Merger Sub will comply with all reporting obligations with respect to the Mergers required under the Internal Revenue Code of 1986, as amended (the “Code”); (vii) the Merger Agreement constitutes the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms; (viii) there are no other understandings or agreements between or among the parties to the Merger Agreement that bear directly or indirectly on the Mergers; and (ix) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
In rendering this opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any documents or materials or any assumption upon which we have relied, and we expressly disclaim any intent, undertaking or obligation to make any such investigation or verification. We are not aware, however, of any material facts or circumstances contrary to or inconsistent with any fact or matter set forth in any documents or materials or any assumption upon which we have relied.
Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code; and (ii) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” concerning the United States federal income tax consequences of the Mergers to Voyager shareholders, insofar as it summarizes United States federal income tax law, is accurate in all material respects as of the date hereof.
Our opinion that the transaction is governed by Section 351 of the Code does not apply to a Voyager or Cambium (as applicable) shareholder that is under the jurisdiction of a court in a case under title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court to the extent that the Holdco stock received in the exchange is used to satisfy the indebtedness of such shareholder.

Voyager Learning Company
November 10, 2009

We express our opinion herein only as to those matters specifically set forth above and no opinion is expressed as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of United States federal taxation. This opinion is based on current United States federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. No ruling has been or will be sought from the IRS as to any United States federal income tax consequences of the Mergers. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in United States federal income tax laws or the application or interpretation thereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Sincerely,
/s/ McDermott Will & Emery LLP